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                                                                    Exhibit 10.1

                                    CONTRACT



      THIS CONTRACT ("Contract") is entered into as of this 7th day of September, 2004, by and between ACQUIPORT/AMSDELL I LIMITED PARTNERSHIP and/or its nominee ("Purchaser") and LIBERTY SELF STOR, LTD. and LIBERTY SELF STOR II, LTD. (collectively, "Seller").

      1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell those certain eighteen (18) self-service storage facilities ("Facilities") set forth on Exhibit A at the price of Thirty Four Million Dollars ($34,000,000.00) ("Purchase Price"). Included in the purchase is the real property on which the Facilities are situated, and all appurtenant rights thereto, and all of the personal property (excluding cash) owned by Seller and used in connection with the operation of the Facilities, including without limitation, all fixtures, furniture, building supplies, equipment, machinery, the trade name for the Facilities and computer software and licenses, as well as any intangibles including without limitation the telephone numbers, and guarantees, warranties, permits, and licenses similarly owned and/or used by Seller. Seller shall assign to Purchaser and give to Purchaser the right to use at the Facilities the names under which the Facilities currently operate until such time as the yellow page ads expire for each such location (which must be after the Closing Date), and Seller may continue to use such trade name for its Painesville and Gahanna, Ohio facilities. The real property is described on Exhibits Al-A18 attached hereto. Within seven (7) days from the date hereof, Seller and Purchaser will use their best efforts to agree upon that portion of the Purchase Price that will be allocated for each site, which agreed allocations will be shown on Exhibit A19. The personal property is described on Exhibits APl-AP18 attached hereto. Within seven (7) days from the date hereof, Seller and Purchaser will use their best efforts to agree upon that portion of the Purchase Price that will be allocated for the personal property for each site, which agreed allocation will be shown on Exhibit AP19t, and Three Hundred Thousand Dollars ($300,000) of which shall be allocated to the personal property owned by Liberty Self Stor II, Ltd. The agreement for the allocations of the Purchase Price set forth above is a condition precedent to the closing of this transaction. The real property and the personal property at an individual Facility are collectively referred to as the "Property" and the real property and personal property at all Facilities are collectively referred to as the "Properties". Within ten (10) days after the Effective Date (hereinafter defined) Seller shall provide to Purchaser a list of all personal property owned by Seller and used in connection with the operation of the Facilities and such shall be part of the Property.

      2. ESCROW. Purchaser and Seller shall execute three (3) copies of this Contract and three (3) copies of the Escrow Agreement (a copy of which is attached hereto as Exhibit B), (collectively, the "Documents"). Within ten (10) business days after the full execution of this Contract (the "Effective Date"), Purchaser shall deliver the Documents together with a check in the amount of One Hundred Thousand Dollars ($100,000.00) ("Earnest Money") made payable to Lake County Title, LLC (the "Title Agency" or "Escrow Agent") at 8500 Station Street, Mentor, Ohio 44060. Upon receipt of the Earnest Money and the fully executed Documents, the Title Agency will deliver a fully executed set of Documents to Seller and Purchaser. The Title Agency shall deposit the Earnest Money in an interest-bearing account until Closing (as

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hereinafter defined) in accordance with the terms of this Contract and the
Escrow Agreement. Except as provided in this Contract or the Escrow Agreement to the contrary, all interest on the Earnest Money shall accrue for the benefit of Purchaser.

            On the Closing Date (as hereinafter defined), Purchaser shall pay the balance of the Purchase Price in the sum of Thirty Three Million Nine Hundred Thousand Dollars ($33,900,000.00), adjusted in accordance with the prorations, in cash by depositing same electronically with the Title Agency.

      3. OPERATIONS BEFORE CLOSING. Prior to Closing, Seller shall operate, maintain, manage and lease each Property in the same manner as prior to the execution of this Contract. Seller will not, without Purchaser's prior written consent, enter into any lease agreements with tenants or modify or extend existing leases: (1) for a term greater than one (1) year; or (2) at rental rates less than those customarily charged in the past and without concessions or free rent and such leases shall be on Seller's standard form; nor will Seller enter into any new service contracts or new personal property leases other than month to month service contracts or personal property leases with no termination fee without Purchaser's written consent. Seller shall not enter into any leases with any related party or entity without Purchaser's prior consent.

      4. SERVICE CONTRACTS AND PERSONAL PROPERTY LEASES. At Closing, Seller shall assign to Purchaser and Purchaser shall assume all of Seller's rights, duties, and obligations under Seller's existing self-storage leases (the "Leases") and Seller's existing service contracts and personal property leases (the "Service Contracts" and "Personal Property Leases") the latter being described on Exhibit C hereto. All Service Contracts must be terminated on or before the Closing, be terminable on thirty (30) days' notice or be otherwise acceptable to Purchaser in Purchaser's reasonable judgment.

      5. RIGHTS OF INSPECTION.

            A. Inspection Period. For and in consideration of the Earnest Money, Purchaser shall have a period of ninety (90) days from the Effective Date ("Inspection Period"), during which time, Purchaser, or Purchaser's counsel, accountants, agents and other authorized representatives (collectively, "Authorized Agents"), shall be entitled to enter upon the Property for the purpose of inspecting and examining the Property, including, without limitation, conducting surveying, engineering, environmental tests and studies, and any such other work as Purchaser shall consider appropriate. Purchaser and its Authorized Agents shall have full and continuing access to the Property and all parts thereof and Seller shall cooperate fully with Purchaser and its Authorized Agents in Purchaser's inspection process. If Purchaser, in Purchaser's sole discretion and opinion, is dissatisfied with the results of Purchaser's inspection of the Property or any of the other items furnished by Seller and reviewed by Purchaser, as set forth in this Paragraph 5, Purchaser may, by written notice delivered to Seller on or prior to the expiration of the Inspection Period, terminate this Contract, in which event the Earnest Money and all interest earned thereon shall be immediately delivered to Purchaser, Seller or Purchaser shall have no further obligations hereunder (except as may otherwise be provided in this Contract) and this Contract shall be null and void.

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            B. Document Review. Seller agrees to furnish to Purchaser within five (5) days after the Effective Date and allow Purchaser and Purchaser's Authorized Agents, to inspect and make copies of appraisals, surveys of the Properties, owner's title insurance policies, environmental reports and studies prepared for the benefit of Seller, assessments (special or otherwise), statements, ad valorem and personal property tax bills, notices or correspondence from governmental entities with respect to the Property, books, records, files and related items relating exclusively to the Property, estoppel letters from all non-mini storage warehouse tenants including, without limitation, office and retail space tenants, and any other documents or documentation which Purchaser may reasonably request, if any, which are in Seller's possession or readily available to Seller.

            In addition to the foregoing, Seller shall make available to Purchaser for review, at either the office of Seller or at the Property, the originals of the Leases relating to the Property which are then in effect and Purchaser shall have the right to make photocopies of the Leases. Seller shall provide to Purchaser copies of the form of storage lease/agreement used for the Property, a current rent roll, copies of monthly operating statements for the Property for the year preceding the Effective Date, a summary of all capital expenditures of Seller relating to the Property for the year preceding the Effective Date, the Service Contracts and Personal Property Leases and, to the extent the following are in Seller's possession or control or readily available to Seller, building plans and specifications, copies of the certificate(s) of occupancy, business operation, business registration or any similar licenses or permits issued by the City, County and/or State relating to the Property, copies of all warranties or guaranties provided to Seller for any improvements to the Property, and, if applicable, copies of any pending litigation filed against the Property or against Seller which could have adverse affect on the Property.

      6. TITLE INSURANCE. On or before thirty (30) days after the Effective Date, Seller shall provide to Purchaser through the Title Agency commitments for the issuance of an owner's fee policy of title insurance in the amount of the Purchase Price committing the Title Agency to issue a title insurance policy in favor of Purchaser for the Facilities in the full amount of the Purchase Price (the "Commitments"). Said Commitments shall commit to insure title to the Facilities in Purchaser subject only to real estate taxes and assessments not yet due and payable; zoning ordinances, if any; and easements, reservations and restrictions of record which do not materially impair Purchaser's ability to utilize the Facilities. Seller shall cause the Title Agency to also simultaneously deliver a copy of the Commitments to Seller. Purchaser shall have until the expiration of the Inspection Period to examine and notify Seller of any matters shown in the Commitments which are objectionable to Purchaser. Upon receipt of such notice, Seller shall have a reasonable period of time, not to exceed thirty (30) days, to remove or correct such defects, excluding, however, monetary liens which shall be discharged at or prior to Closing. If Seller does not or cannot correct the defects, Purchaser shall, at Purchaser's option, to be exercised by written notice to Seller within ten (10) days thereafter either (i) elect to take title "as is" without diminution in the Purchase Price; or (ii) terminate this Contract and receive a refund of the Earnest Money. If Purchaser fails to give timely written notice as to which option Purchaser wishes to exercise, then Purchaser shall be deemed to have elected to take title as is without diminution in the Purchase Price.

      At Closing, Purchaser shall obtain through the Title Agency an owners fee policy of title insurance in the amount of the Purchase Price in accordance with the terms and provisions of this

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Section 6. The Property is being sold free and clear of all possible mechanic's liens for work done or material furnished in improving the Property. If any work or improvements have been completed less than ninety (90) days prior to Closing, Seller will furnish security against mechanic's liens or evidence of payment of liens or acceptable release or waiver of liens. At Closing, Seller shall deliver an affidavit to the Title Agency as to the items described in this Paragraph, sufficient in form and substance to permit the Title Agency to issue the title policy to Purchaser without exception for mechanic's liens.

      7. DEED AND BILL OF SALE. At Closing, Seller shall convey title to the Facilities to Purchaser by good and sufficient Limited Warranty Deed or its equivalent and by good and sufficient Bill of Sale in substantially the form of Exhibits F and G hereto. Included in the Bill of Sale shall be all the trucks and trailers at the Facilities as listed on Exhibit C provided, however, that as of the Closing Date Purchaser shall assume and hold Seller harmless for all vehicles leases and loans attributable to said trucks and trailers which vehicle leases and loans are set forth in Exhibits C and G.

      8. SURVEY. Within forty-five (45) days after receipt of the Commitments, Purchaser, at Purchaser's expense may obtain ALTA Surveys of the Facilities, and Purchaser shall provide a copy of the Surveys to Seller and to the Title Agency. In the event that the Surveys reflect an encroachment or other matters objectionable to Purchaser, then the provisions for notice of objections, curing the objections, and waiver of the objections and termination of this Contract shall be the same as those with respect to title objections set forth at Section 6 hereof. Similarly, Purchaser's options with respect to the Survey objections shall be the same as with respect to title objections as set forth at Section 6 hereof, and Purchaser's failure to give timely notice of the exercise of its options shall be deemed to constitute an election to proceed to Closing as is without diminution in the Purchase Price.

      9. DAMAGE, CASUALTY, CONDEMNATION. If a Property site suffers damage as a result of any casualty or condemnation prior to the Closing Date and can be restored for Two Hundred Fifty Thousand Dollars ($250,000) or less, then Seller shall expeditiously commence and complete the restoration in a good and workmanlike manner. If the cost of repair exceeds Two Hundred Fifty Thousand Dollars ($250,000), Purchaser can elect, by notice to Seller, to either terminate this Contract as to that damaged or condemned site only and the Purchase Price shall be reduced by the amount allocated to that site as set forth in Exhibits A1-A18, or require Seller to restore the damage or Purchaser shall be entitled to receive all insurance proceeds or awards resulting from such casualty or condemnation, and Seller shall pay to Purchaser the amount of any deductible under such insurance policy. If restoration of the damage is not completed within five (5) days prior to the Closing Date, then the Closing Date will be extended until a date that is five (5) days after completion of the restoration. All risks of loss are borne by Seller prior to Closing.

      10. THE CLOSING. The closing ("Closing") shall occur at the local office of the Title Agency on the later of the following dates: January 3, 2005 or the last day of the month following the date Seller has obtained the required approvals listed in Section 24 of this Contract, provided the expiration of the Inspection Period has pre-dated any such date ("Closing Date"). At Closing, Purchaser shall deliver to Seller the Purchase Price, and Seller

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shall provide Purchaser with the items listed in Exhibit D attached hereto. The form of such items shall be substantially as set forth on Exhibits F, G, H, I, J, and K hereto. The proration date ("Proration Date") shall be the Closing Date. The following items will be prorated as of 12:01 a.m. on the Proration
Date: Income and operating expense items including, but not limited to taxes and assessments (which shall be based on the most recently available tax duplicates or information), rents, and any prepaid agreements approved by Purchaser, Service Contracts, and Personal Property Leases, but not capital expense items and debt service payments. Purchaser shall receive a credit against the Purchase Price for all security deposits under the Leases. Seller and Purchaser shall work together to notify utility companies of the Closing and transfer all utilities, including telephone numbers, to Purchaser's name as of the Closing Date. Seller shall be entitled to a refund of all utility deposits and shall pay all utilities up to and including the Closing. Purchaser shall be responsible for all utilities from and after the Closing.

      Seller shall terminate all employees employed at the Facilities, whether or not same are re-employed by Purchaser, and Seller shall be responsible for all wages, bonuses, vacation pay, sick pay promised by Seller to such employees and for any severance payment, unemployment compensation or other obligations due such employees as a result of such termination.

      Seller shall pay or cause to be paid to Purchaser, in cash at Closing, prepaid rents paid to Seller by tenants as of the Proration Date. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date ("Delinquent Rents"). At Closing, Purchaser shall pay Seller an amount which is equal to seventy-five percent (75%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants which are delinquent thirty (30) days or less. Any Delinquent Rents collected after Closing shall belong exclusively to Purchaser and all rights to pursue collection of such amounts shall vest solely in Purchaser.

      All prorations shall be final.

      11. CLOSING COSTS. Seller shall pay one-half (1/2) of all transfer/conveyance taxes with respect to transfer of the Properties, one-half (1/2) of the fees of the Title Agency for its services as Escrow Agent and one-half (1/2) of the premium for an owner's policy of title insurance (ALTA 1970 Form B, amended 10/17/70 and 10/17/84) in the full amount of the Purchase Price. All other closing costs shall be paid by Purchaser.

      12. REAL ESTATE COMMISSIONS. Purchaser warrants that it has not engaged the services of a real estate broker and agrees to indemnify, defend, and hold harmless Seller from all claims and costs incurred by Seller as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Contract. Seller warrants that it has not engaged the services of a real estate broker, and Seller agrees to indemnify, defend, and hold harmless Purchaser from all claims and costs incurred by Purchaser as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Contract.

      13. REMEDIES. In the event of a breach of this Contract by Seller, Purchaser shall, as Purchaser's sole remedies, have the right to either (i) receive a refund of the Earnest Money and terminate this Contract, in which case neither Seller nor Purchaser shall have any further rights,

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duties or obligations hereunder; or (ii) bring and maintain an action for the specific performance hereof. In the event of the breach of this Contract by Purchaser, Seller, as Seller's sole remedy, shall retain the Earnest Money as and for liquidated damages, in which event this Contract shall terminate and be of no further force or effect and neither party shall have any further rights, duties or obligations hereunder.

      14. SELLER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS. Seller represents, warrants and covenants that:

            a. As of the date hereof and as of the Closing Date, there is or will be, to Seller's actual knowledge, no condemnation proceeding threatened or pending and no pending or, to Seller's actual knowledge, no threatened litigation, investigation or proceeding with reference to any Property or which otherwise would adversely affect Seller's ability to perform Seller's obligations hereunder.

            b. Seller hereby agrees to maintain the Property in its present condition (ordinary wear and tear excepted) and to operate the Property in a careful and prudent manner; and to comply with all occupancy leases thereof until the time of Closing.

            c. Seller is the fee simple owner of the Property and subject to obtaining the approvals listed in Section 24 of this Contract has full authority to convey the Property and to execute this Contract and any and all documentation required to effectuate the full intent and purposes of this Contract.

            d. There are no governmental liens of record affecting the Property.

            e. Seller shall cooperate in all respects with Purchaser's efforts to determine the suitability of the Property for Purchaser's intended use.

            f. To Seller's actual knowledge, no adverse soil conditions exist, the Property has not in the past been used, is not presently being used and will not in the future (for so long as Seller owns same) be used for the handling, storage, transportation or disposal of hazardous or toxic materials, of any kind or nature and in the event the environmental site assessment obtained by Purchaser indicates that the Property has been or presently is being used for the handling, storage, transportation or disposal of hazardous or toxic materials of any kind or nature, Purchaser may require that all such violations be corrected by Seller, at Seller's sole cost and expense, prior to Closing.

            g. All financial documentation and financial information delivered or made available to Purchaser and/or Purchaser's Authorized Agents for review during the Inspection Period is true and correct in all material respects.

            h. To the best of Seller's knowledge, documentation and information which is not financial in nature which has been delivered or made available to Purchaser and/or Purchaser's Authorized Agents for review during the Inspection Period is true and correct in all material respects.

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            i. Seller has not as of the Effective Date of this Contract distributed or authorized the distribution of any localized, mass or direct marketing mailing which provides any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of the Property.

            j. From the date hereof until Closing, Seller shall: (a) maintain in accordance with Seller's past practice complete accurate books, accounts and records relating to the Property; (b) continue to maintain and operate the Property in accordance with Seller's past practices; (c) maintain the Property in good order and condition and not permit the Property to adversely change from its present condition; and (d) comply with the terms and provisions of all Leases, Service Contracts, Personal Property Leases and other obligations of Seller relating to the Property.

            k. The Leases are in full force and effect and Seller is not in default under the Leases and except as disclosed in writing by Seller, the tenants under the Leases are not in default.

            l. Each Seller is a limited liability company duly organized and in good standing within its state or organization. This Contract has been duly authorized by all necessary action on the part of Seller and subject to Section 24 hereof, is enforceable against Seller in accordance with its terms. Upon receipt of the approvals listed in Section 24 of this Contract, the execution and delivery of, and the performance by Seller of its obligations under, this Contract will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller's organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller.

            m. All representations, covenants and warranties of Seller set forth in this Contract and the conditions and circumstances contained herein shall be effective, valid, true and correct at the date of and shall survive the Closing for one (1) year. Purchaser shall have the right to terminate this Contract and receive a refund of its Earnest Money together with any interest earned thereon if any of the representations, covenants and/or warranties are not valid, true and correct in all material respects as of the Closing Date, in which event this Contract shall be deemed null and void and Seller and Purchaser shall be released from all obligations under this Contract, except as may be otherwise set forth herein.

            The term "actual knowledge" as used in Seller's Representations, Warranties, and Covenants shall only mean the actual knowledge of Richard M. Osborne or Thomas Smith, with no independent investigations being required by either of them.

      15. PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Organization and Power. Purchaser is a limited partnership duly organized and in good standing with the State of Delaware and is qualified to do business in Ohio. This Contract has been duly authorized by all necessary action on the part of Purchaser and is enforceable against Purchaser in accordance with its terms. The execution and delivery of, and the performance by Purchaser of its obligations under, this Contract does not and will not contravene, or constitute a default under, any provision of applicable law or regulation,

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Purchaser's organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

            (b) Investigation of the Property. Purchaser is, or as of the end of the Inspection Period will be, familiar with the Properties and has made, or will have made, such independent investigations as Purchaser deems necessary, advisable or material concerning all aspects of the Properties, including, but not limited to, the condition, use, sale, development or suitability of the Properties for Purchaser's intended purposes.

            (c) No Reliance on Seller. Except for the representations and covenants of Seller that are specifically set forth in this Contract, Purchaser is relying solely upon Purchaser's own inspection, investigation, and analysis in purchasing the Properties, and, except as otherwise specifically set forth in this Contract, Purchaser is not relying in any way upon any representations, statements, agreements, studies, plans, reports, descriptions, guidelines or other information or materials including the materials furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters, except as provided in this Contract to the contrary.

            (d) "AS IS" Purchase. Purchaser acknowledges that Purchaser is a sophisticated purchaser who is familiar with properties similar to the Properties. Purchaser is acquiring the Properties "AS IS," "WHERE IS" and "WITH ALL FAULTS," in its present state and condition, without representation or warranty by Seller or any of its representatives or agents as to any matters whatsoever except as otherwise specifically set forth in this Contract. Except as otherwise specifically set forth in this Contract, no patent or latent condition affecting the Properties in any way, whether or not known or discoverable or hereafter discovered, shall affect Purchaser's obligations hereunder, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller.

            (e) Purchaser's Disclaimer. Except as expressly set forth in this Contract, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) the value, nature, quality or condition or the Properties, including, without limitation, the water, soil and geology, (ii) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (iii) the compliance of or by the Properties or its use with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Properties, (v) the manner or quality of the construction or materials, if any, incorporated into the Properties, (vi) the manner, quality, state of repair or lack thereof, (vii) pollution or land use laws, rules, regulations, orders or requirements, including the existence in or on the Properties of hazardous materials or hazardous substances, (viii) the Properties' exact size, shape or boundary line locations, or (ix) any other matter with respect to the Properties. Additionally, no person acting on behalf of Seller is authorized to make, and by execution hereof Purchaser acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property or the transaction contemplated herein, and no such representation, warranty,

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agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Seller shall be valid or binding upon Seller unless expressly set forth in this Contract.

            (f) Subject to the representations, warranties, covenants, rights and agreements of Seller and Purchaser contained in this Contract, and except as set forth in this Contract, Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller, and at Closing, Purchaser shall be deemed to have agreed to accept the Properties and to have waived all objections or claims it may have against Seller arising from or related to the Properties or to any hazardous materials on the Properties except as set forth in this Contract.

      15. NOTICES. Any notice which any party may be required or may desire to give hereunder shall be by overnight courier or by facsimile and shall be deemed to have been duly given on the next business day if sent by overnight courier or on the same day if sent by facsimile before 5:00 p.m. Eastern or Eastern Daylight Time.

      TO SELLER:                         TO PURCHASER

      Liberty Self Stor, Ltd.            Acquiport/Amsdell I Limited Partnership
      8500 Station Street                6745 Engle Road, Suite 300
      Mentor, Ohio 44060                 Middleburg Heights, OH  44130
      Attn: Mr. Thomas J. Smith          Attn: Patricia A. Rocewicky
      Fax No.: (440) 974-0844            Fax No.: (440) 234-5899

      Liberty Self Stor II, Ltd.         With a Copy to:
      8500 Station Street
      Mentor, OH 44060                   Edward A. Hurtuk, Esq.
      Attn: Mr. Thomas J. Smith          Hurtuk & Daroff Co., L.P.A.
      Fax No.: (440) 974-0844            One Corporate Exchange
                                         25825 Science Park Drive, Ste. 210
                                         Cleveland, OH 44122
                                         Fax No.: (216) 464-4007
      With a Copy to:

      Dworken & Bernstein Co., LPA
      60 South Park Place
      Painesville, Ohio 44077
      Attn: Melvyn E. Resnick, Esq.
      Fax No.: (440) 352-3469

      TO TITLE AGENCY:
      Lake County Title, LLC
      8500 Station Street
      Mentor, Ohio 44060
      Fax No.: (440) 255-7799

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      17. TIME OF ESSENCE. Time is of the essence of this Contract.

      18. ATTORNEY'S FEES. If there is any controversy or claim between or among the parties hereto, whether arising out of this Contract or any instrument or agreement executed in connection with the transaction contemplated hereby, the prevailing party in such controversy or claim shall be entitled to recover its attorneys' fees, expenses and costs from the other party.

      19. AGREEMENT NOT TO COMPETE. In consideration of Purchaser executing this Contract, Seller and the "Other Parties" (Liberty Self Stor, Inc. ("Liberty"), Richard M. Osborne, Richard M. Osborne, Jr. and Thomas J. Smith) who have joined herein agree not to compete, directly or indirectly, in any capacity, with Purchaser in the storage business in an area within a five (5) mile radius of any Facility. On the Closing Date, Seller and the Other Parties shall execute an agreement not to compete with Purchaser ("Agreement Not To Compete") in the form of Exhibit K attached hereto. Notwithstanding the foregoing, it is understood and agreed that each of Seller and the Other Parties may continue to operate the existing self-storage facilities located in Painesville, Ohio, on Tin Man Road in Mentor, Ohio, and in Gahanna, Ohio.

      20. TIMING. Time is deemed to be of the essence hereof. If any date herein (except the Proration Date) shall fall on a Saturday, Sunday, Monday or national holiday (Non-business Day"), the date shall automatically be advanced to the first Tuesday thereafter; but if that day is a Non-business Day, then the date shall be the next business day.

      21. ENTIRE AGREEMENT. This Contract and the Exhibits attached hereto constitute the entire agreement between the parties and supersedes all other negotiations, understandings, and representations made by and between the parties and their agents, servants, and employees. Purchaser shall have the right to assign its rights and obligations under this Contract, but Purchaser shall not be released from liability as a result of such assignment.

      22. COUNTERPARTS. This Contract may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      23. SECTION 1031 EXCHANGE. Purchaser acknowledges and agrees that Seller may elect to structure the sale of the Properties as the first step in an exchange of like-kind properties pursuant to Section 1031 of the Internal Revenue Code. In the event that Seller so elects, Purchaser agrees to cooperate with Seller and to execute any and all such documents as may be reasonably requested by Seller or the Title Agency in connection therewith, provided that in no event shall Purchaser be obligated to take title to any so-called "Replacement Property" or otherwise incur any liabilities or expenses as a result of Seller's such election. Seller acknowledges and agrees that Purchaser may elect to structure the purchase of the Properties in connection with an exchange of like-kind properties pursuant to Section 1031 of the Internal Revenue Code. In the event that Purchaser so elects, Seller agrees to cooperate with Purchaser and to execute any and all such documents as may be reasonably requested by Purchaser or the Title Agency in connection therewith, provided that in no event shall Seller be obligated to take title to any so-called "Replacement Property" or otherwise incur any liabilities or expenses as a result of Purchaser's such election.

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

      24. NECESSARY APPROVALS. Purchaser acknowledges that Liberty owns a substantial stake in Liberty Self-Stor, Ltd. and is a publicly traded corporation governed by the General Corporation Law of the State of Maryland (the "MGCL"), the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission (the "SEC"). Purchaser further acknowledges that Seller's obligations hereunder are conditioned upon (i) the approval of the Board of Directors of Liberty within twenty-one (21) days following the date of the execution of this Contract, (ii) the SEC's approval of definitive proxy and related materials required under the Securities Exchange Act, and (iii) the approval of the Shareholders of Liberty. Seller will use good faith efforts to obtain all necessary approvals not later than ninety (90) days following the expiration of the Inspection Period, provided, however, that Seller may extend the approval period for an additional thirty (30) days if necessary to obtain the approvals as determined by Seller in its sole discretion. Seller shall promptly notify Purchaser with regard to the status of Seller's efforts to secure such approvals and shall promptly notify Purchaser following the obtaining of such approvals. In the event of the failure of either of said conditions, this Contract shall thereupon terminate and be of no further force or effect, the Earnest Money shall be returned to Purchaser, and neither party shall thereupon have any further rights, duties or obligations hereunder. Thomas J. Smith and Richard M. Osborne, by their execution of this Contract, agree that subject to their receipt of a Superior Proposal (as defined in Section 25(b)) they shall approve as such Shareholder or Directors, the sale of the Properties and shall recommend the approval of the sale of the Properties to such Board of Directors and Shareholders.

      25. OFF MARKET AND BREAK-UP FEE.

            (a) Seller and Liberty each agrees that it shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Seller or Liberty, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Seller or Liberty ("Acquisition Proposal"), except to the extent that the Board of Directors of Liberty, after consultation with independent legal counsel, determines in good faith that the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of its fiduciary duties under applicable law or Liberty's organizational documents. Seller shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Contract with any parties other than Purchaser with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.

            (b) Either Purchaser or Seller may terminate this Contract in the event that Liberty receives an Acquisition Proposal pursuant to Section 25(a) hereof and enters into an agreement with respect to such Acquisition Proposal, subject however, to the payment by Liberty Self Stor, Ltd. to Purchaser of a termination fee in the amount of One Million Dollars ($1,000,000.00) plus the return of Purchaser's Earnest Money deposit. Upon payment of the fee described in this Section 25(b), Seller and the Other Parties shall have no further liability or

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

obligation to Purchaser at law or in equity with respect to this Contract or the termination thereof.

      26. CONFIDENTIAL AGREEMENT. Except as permitted below in this Section 26 or by court order or by operation of law, the terms and conditions of this Contract shall be treated as confidential by both parties, and neither any of such terms or conditions nor any copy of this Contract shall be divulged or provided to any third party other than the parties' respective attorneys, agents, consultants and employees and Purchaser's lenders, if any, by either party hereto without the prior consent of the other party hereto. Purchaser shall cause Purchaser's attorneys, agents, consultants, employees and lenders to retain the confidentiality required pursuant to this Section. Notwithstanding anything to the contrary contained in this Contract (or in any document or instrument related to this Contract), Purchaser, U-Store-It Trust and Liberty shall be permitted to (i) disclose the existence of this Contract and the matters set forth herein in the Form S-11 registration statement of U-Store-It Trust (as amended from time to time), a Form 8-K to be filed by Liberty or as may be otherwise required under the federal securities laws, and (ii) file this Contract as an exhibit to such registration statement, Form 8-K or any other filings required under the federal securities laws. Each of Purchaser and Seller shall inform the other at least 24 hours prior to the filing of such registration statement or Form 8-K. Each of Purchaser, Seller and Liberty agrees that it will not, without the prior approval of the other parties which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby.

      27. INFORMATION AND AUDIT COOPERATION. At Purchaser's request, at any reasonable time before or after the Closing with reasonable prior notice, Seller shall provide to Purchaser's designated independent auditor access to the books and records of the Properties, and all related information with respect to the Properties for the period for which Purchaser or U-Store-It Trust is required to have the Properties audited under the regulations of the Securities and Exchange Commission and any subsequent period, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit L attached hereto, in connection with the normal course of auditing the Facilities in accordance with generally accepted auditing standards.

      28. TAKEOVER LAW. Notwithstanding any other provision of this Contract, Seller and Purchaser shall not take any action that would cause the transactions contemplated by this Contract to be subject to requirements imposed by any Takeover Law (as hereinafter defined). Seller hereby represents that it has taken all necessary steps to exempt (and ensure the continued exemption of) the transactions contemplated by this Contract from any applicable Takeover Law. "Takeover Law" means any "control share," "business combination" or other anti-takeover laws and regulations of any state applicable to either Purchaser or Seller, as now or hereafter in effect. Purchaser hereby represents that it is not an "interested stockholder" (within the meaning of MGCL Section 3-601) with respect to Liberty and does not own any "control shares" (within the meaning of MGCL Section 3-701) of Liberty.

      29. DISSENTING SHARES. In the event that one or more stockholders ("Dissenting Stockholders") of Liberty shall demand the fair value of their shares of Liberty pursuant to Sections 3-201 through 3-213 of the MGCL (the "MGCL Dissenters Law"), the following provisions shall apply:

            (a) The obligations of the Purchaser and the Seller under this Contract shall each be conditioned upon the amount of shares held by Dissenting Stockholders (such shares, the "Dissenting Shares"), expressed as a percentage of total outstanding shares of Liberty and measured at the time of the Liberty stockholders meeting for approval of this transaction (the "Dissenting Shares Percentage Amount"), being no greater than 3%. Notwithstanding the foregoing, neither party shall be permitted to assert such condition if the other party provides a written agreement (an "Excess Dissenting Shares Agreement") to satisfy any and all obligations of the "successor" under the MGCL Dissenters Law with respect to an amount of Dissenting Shares equivalent to the excess of the Dissenting Shares Percentage Amount over 3%. Liberty shall promptly notify Purchaser of the Dissenting Shares Percentage Amount following its stockholder meeting. In the event of the failure of such condition, this Contract shall thereupon terminate and be of no further force or effect, the Earnest Money shall be returned to Purchaser, and neither party shall thereupon have any further rights, duties or obligations hereunder.

            (b) Except as provided in any Excess Dissenting Shares Agreement provided by Purchaser pursuant to Section 29(a), Liberty and Seller shall, at their own cost and expense, satisfy any and all obligations of the "successor" under the MGCL Dissenters Law with respect to all Dissenting Shares (including, without limitation, any obligations of the "successor" to (i) provide notice to "objecting stockholders" under Section 3-207 of the MGCL, and (ii) make payment for the fair value of all Dissenting Shares).

            (c) If, due to any breach of Section 29(b) or due to any applicable law preventing the obligations of the "successor" under the MGCL Dissenters Law to be satisfied by Seller and Liberty as contemplated by Section 29(b), any obligations of the "successor" under the MGCL Dissenters Law are satisfied by the Purchaser, then Liberty and Seller shall (i) immediately following any payment by Purchaser with respect to any Dissenting Shares, purchase such Dissenting Shares from Purchaser at a purchase price equal to the payment made for such Dissenting Shares by Purchaser, and (ii) reimburse Purchaser for any reasonable third party costs and expenses incurred by Purchaser in connection with satisfying such obligations. Notwithstanding the foregoing, Seller and Liberty shall not be required to reimburse Purchaser for any obligations assumed by Purchaser under an Excess Dissenting Shares Agreement. In connection with any offer to purchase Dissenting Shares made by Purchaser, Purchaser and Seller shall use good faith efforts to agree on an appropriate purchase price to be offered for such Dissenting Shares.

            (d) The obligations of Seller and Liberty under Sections 29(b) and
(c) shall be secured by an amount (the "Restricted Amount") placed in a newly established segregated bank account of Seller at a bank reasonably satisfactory to the Purchaser (the "Restricted Account"). A portion of the Purchase Price payment delivered at the Closing equal to the Restricted Amount shall be used to fund the Restricted Account. Seller shall maintain ownership of the Restricted Account and shall not disburse any funds from the Restricted Account unless and until ten days after receipt by Purchaser of a written certification from an executive officer of Liberty to the effect that no Dissenting Shares remain outstanding and all liabilities of the "successor" under the MGCL Dissenters Law have been satisfied (unless, within such ten day period, the Purchaser shall dispute such written certification in writing, in which case the Restricted Amount shall only be disbursed upon a court order or the written agreement of the Purchaser and the Seller). Such certification shall be accompanied by reasonable evidence of the satisfaction of such liabilities (e.g., copies of cancelled share certificates and written receipts for share payments). The Restricted Amount shall be equal to the product of (i) the Dissenting Shares Percentage Amount multiplied by (ii) the product of (A) .299 and (B) the sum of (1) the difference obtained by subtracting the aggregate amount of long-term indebtedness to be repaid in connection with the transactions contemplated hereby from the Purchase Price, and (2) the difference obtained by subtracting the aggregate amount of long-term indebtedness associated with Seller's remaining assets from the fair value of such remaining assets (as reasonably determined by Seller and calculated without duplication of items in clause (1)).

            (e) Seller, Liberty and the Purchaser shall each reasonably cooperate to effect any payments of fair value to Dissenting Stockholders pursuant to the MGCL Dissenters Law in as efficient a manner as possible. Seller and Liberty acknowledge that U-Store-It Trust, an affiliate of the Purchaser, intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes. Accordingly, Seller and Liberty shall cooperate with the Purchaser, and take all such actions as the Purchaser may reasonably request (including, if requested by the Purchaser, effecting transfers of Dissenting Shares from the Purchaser to a taxable REIT subsidiary of the Purchaser on the stock transfer books of Liberty), to ensure that the transactions contemplated by this Section 29 are consistent with the applicable requirements for REITs.

      IN WITNESS WHEREOF, the parties have hereunto affixed their signatures as of the date and year first above written.

                                SELLER:

                                LIBERTY SELF STOR, LTD.
                                an Ohio limited liability company

                           BY:  LSSI LIMITED PARTNERSHIP
                                a Delaware limited partnership, Sole Member

                           BY:  LIBERTY SELF STOR, INC.
                                a Maryland corporation, General Partner

                           BY:  /s/ Thomas J. Smith
                                -----------------------------------------
                                Thomas J. Smith, President

                                Date: September 7, 2004

                           AND: LIBERTY SELF STOR II, LTD.
                                an Ohio limited liability company

                           BY:  /s/ Richard M. Osborne
                                -----------------------------------------
                                Richard M. Osborne, Sole Member

                                Date: September 7, 2004

                                PURCHASER:

                                ACQUIPORT/AMSDELL I LIMITED
                                 PARTNERSHIP
                                a Delaware limited partnership

                                By: Amsdell Partners, Inc., an Ohio corporation,
                                    its General Partner

                           BY:  /s/ Robert J. Amsdell
                                ------------------------------------------
                                Robert J. Amsdell, President

                                Date: September 7, 2004

                                OTHER PARTIES:

                                LIBERTY SELF STOR, INC.

                           BY:  /s/ Thomas J. Smith
                                -----------------------------------------
                                Thomas J. Smith, President

                                Date: September 7, 2004

                                /s/ Richard M. Osborne
                                -----------------------------------------
                                Richard M. Osborne

                                Date: September 7, 2004

                                /s/ Richard M. Osborne, Jr.
                                -----------------------------------------
                                Richard M. Osborne, Jr.

                                Date: September 7, 2004

                                /s/ Thomas J. Smith
                                -----------------------------------------
                                Thomas J. Smith

                                Date: September 7, 2004